$2,300,000,000

                            IMPAC FUNDING CORPORATION
                                 MASTER SERVICER
                           IMPAC SECURED ASSETS CORP.
                                     COMPANY
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-3

          ------------------------------------------------------------

                        Supplement dated December 9, 2004
                                       to
                   Prospectus Supplement dated August 30, 2004
                                       to
                        Prospectus dated August 30, 2004

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated August 30, 2004.

         The number "0.58%" appearing in clause (e)(ix) of the second full paragraph on page S-59 under "The Mortgage Pool--Conveyance of Subsequent Mortgage Loans and the Pre-Funding Account" shall be replaced by the number 58%.

         The number "5.453%" appearing in clause (d)(viii) of the first full paragraph on page S-60 under "The Mortgage Pool--Conveyance of Subsequent Mortgage Loans and the Pre-Funding Account" shall be replaced by the number 2.49%.

         The following shall replace the fourth sentence of the first full paragraph under "The Pooling and Servicing Agreement--Servicing and Other Compensation and Payment of Expenses" on page S-146:

                  The Master Servicer is obligated to offset any Prepayment Interest Shortfall in respect of the mortgage loans on any distribution date with Compensating Interest to the extent of (i) with respect to each Wells Fargo Mortgage Loan, the sum of its aggregate Master Servicing Fee and the Subservicing Fee for such distribution date and
         (ii) with respect to each Countrywide Mortgage Loan, the Subservicing Fee for such distribution date multiplied by 50.00%. As additional compensation, the Master Servicer will be entitled to receive any Prepayment Interest Excess with respect to the Countrywide Mortgage Loans.

         The following shall be inserted immediately after clause (b) of the definition of "Available Distribution Amount" appearing on page S-154 under "Glossary":

                  "Prepayment Interest Excess,"

         The following definition shall be inserted prior to the definition of "CPR" appearing on page S-161 under "Glossary":

                  COUNTRYWIDE MORTGAGE LOAN -- The mortgage loans that are sub-serviced by Countrywide Home Loans Servicing LP.

         The definition of "Determination Date" appearing on page S-162 under "Glossary" shall be deleted in its entirety and replaced with the following:

                  DETERMINATION DATE -- The 5th business day following the 15th day (or if such 5th day is not a business day, the business day immediately preceding such 5th day) of the month of the related Distribution Date.

         The following definition shall be inserted prior to the definition of "Prepayment Period" appearing on page S-166 under "Glossary":

                  PREPAYMENT PERIOD EXCESS -- With respect to any distribution date, for each Countrywide Mortgage Loan that was the subject of a principal prepayment during the portion of the Prepayment Period from the related Due Date to the end of such Prepayment Period, any payment of interest received in connection therewith (net of any applicable Servicing Fee) representing interest accrued for any portion of such month of receipt.

         The definition of "Prepayment Period" appearing on page S-166 under "Glossary" shall be deleted in its entirety and replaced with the following:

                  PREPAYMENT PERIOD -- As to any distribution date and any Wells Fargo Mortgage Loans, the calendar month preceding the month in which such distribution date occurs. As to any distribution date and the Countrywide Mortgage Loans, the period beginning with the opening of business on the sixteenth day of the calendar month preceding the month in which such distribution date occurs (or, with respect to the first distribution date, the period from August 1, 2004) and ending on the close of business on the fifteenth day of the month in which such distribution date occurs.

         The following definition shall be inserted after the definition of "Unpaid Interest Shortfall Amount" appearing on page S-169 under "Glossary":

                  WELLS FARGO MORTGAGE LOAN -- The mortgage loans that are sub-serviced by Wells Fargo Bank, N.A.


COUNTRYWIDE SECURITIES CORPORATION
                                                        BEAR, STEARNS & CO. INC.
                                  UNDERWRITERS